EXHIBIT 99.1

The Parent Company Reports Third Quarter 2022 Financial Results

Gross margin improved to 34%, compared to 26% in Q3 2021

Sales from 1st party brands increase to 32% up from 26% in Q1 2021

Implemented operations optimization initiatives to realize approximately $13.6 million in annualized savings

Expanded reach through an exclusive brand licensing and cultivation product agreement with Curio Wellness in Maryland

Launched exclusive product collaboration RCVRY, a premium cannabis brand co-founded by FaZe Rain

Completes acquisition of Coastal following quarter-end

Conference call to be held November 14, 2022, at 6:00 p.m. ET

SAN JOSE, Calif., November 14, 2022 - TPCO Holding Corp. ("The Parent Company" or the "Company") (NEO: GRAM.U) (OTCQX: GRAMF), a leading consumer-focused California cannabis company, today announced its financial results for the quarter ended September 30, 2022 (“Q3 2022”). All amounts are expressed in U.S. dollars.

Q3 2022 Financial & Operational Highlights

•	Q3 2022 Net sales from continuing operations of $19.6 million (excluding bulk wholesale business which is shown as discontinued operations at September 30, 2022)
•	Gross profit from continuing operations for Q3 2022 was $6.6 million, or 34% of net sales
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Reported an adjusted Q3 2022 net loss of $31.3 million which excludes $13.4 million of losses associated with discontinued operations, a non-cash tax recovery of $24.5 million and $127.8 million of non-cash impairments, primarily associated with intangible assets and goodwill

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Adjusted EBITDA loss from continuing operations for Q3 2022 was $15.9 million. Adjusted EBITDA removes the effects of changes in fair value of financial instruments, impairment charges, and other non-cash items.

•	Unrestricted Cash and cash equivalents totaled $107 million as of September 30, 2022.
•	Completed the acquisition of Calma, the Company’s popular West Hollywood location.
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Exclusive launch of RCVRY, a premium cannabis brand co-founded by Nordan Shat (aka FaZe Rain), Youtube star and co-founder of the popular esports and entertainment organization, FaZe Clan, along with Quinn "The Wizard", Yonatan Hagos, and Erick Kahn.

o	RCVRY was developed in partnership with The Parent Company's Caliva premium cannabis brand.
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Accelerated cost-saving initiatives by strategically outsourcing the Company’s cultivation in addition to optimizing its delivery depot network in advance of California Department of Cannabis Control proposed new regulations.

•	Entered into exclusive brand licensing and cultivation production agreements in Maryland with Curio Wellness:
o

Initial brands to be offered under the terms of the Licensing Agreement include Monogram, Cruisers, Caliva, Mirayo by Santana, and other TPCO-owned brands, in a variety of product form factors including jarred fresh flower, pre-rolls, premium vapes, and infused gummies. Some of the products will feature signature strains of cannabis cultivated by Curio in collaboration with The Parent Company.

Subsequent Events

•	Began trading in Canadian dollars on the NEO stock exchange, on October 7, 2022, under the revised symbol "GRAM”.
•	Outsourced product manufacturing to third-party processors which the Company expects will achieve an average of 27% cost savings on these products.
•	Divested the Company’s wholesale extraction division, exiting a non-strategic business line to drive focus on the Company’s brand building expertise and accelerate its path to long-term profitability.
•	Completed the acquisition of Coastal Holding Company, LLC, a retail dispensary license holder and operator with six retail licensed locations and two delivery depots.

Management Commentary

“We are transforming our business by focusing on our most valuable assets and highest margin operations and I’m proud to demonstrate the dramatic improvement these changes are having on our results,” said Troy Datcher, Chief Executive Officer, and Chairman of The Parent Company. “Our refocused strategy is delivering, with gross margin improving to 34% in the third quarter. Our cost saving initiatives are also generating real impact, with $13.6 million in expected annual expense savings, and our strategic outsourcing of select low-margin and non-core activities, enabling our team to invest our energy on the best opportunities for long-term growth. While these choices have had a short-term impact on topline revenue, I am confident these actions have positioned us to become a leader in the California market.”

Mr. Datcher added, “Our team has taken the task of implementing our plan and achieving our ambitious goals seriously and I am thrilled with what we have accomplished together. We are operating in an incredibly challenging and competitive market, and I am proud of the commitment I have witnessed across our organization to make the necessary tough decisions to create a simplified, more efficient business.”

Mr. Datcher continued, “While we complete this important work behind the scenes, we are dedicated to upholding our responsibility as a world-class brand builder. This includes creating high-caliber, exciting brand collaborations for our consumers, including our recent exclusive launch of RCVRY, which was developed in partnership with FaZe Rain. This launch generated phenomenal customer feedback and we intend to continue to work with authentic leaders and innovators in the industry for future collaborations and product development. As we grow our presence outside of the California market, we were thrilled to execute our first out-of-state partnership agreement with Curios Wellness, and we are excited for Maryland

Mr. Datcher concluded, “To ensure that we have fully optimized operations we have partnered with one of the big four strategic advisory firms to review our efficiency plans and provide additional insights. As we continue to execute against our plans, our revitalized business is well positioned for growth.  We are ready to take advantage of the opportunity ahead. In the coming months, we expect to bring several new and exciting products and formats to market, expand our brand portfolio, and further connect with consumers. Our significant retail insights have enabled us to identify several current gaps in the marketplace, where we intend to roll out higher-margin products that deliver value to both customers and shareholders. We look forward to a year of excitement and innovation as we take the next step on our path to becoming an industry leader.”

Update on Long-term Profitability Initiatives

As previously announced, the Company has been in the process of implementing a variety of strategic initiatives that are primarily focused on the preservation of its balance sheet while strengthening its omni-channel retail business. Since the announcement of this initiative, the Company has taken meaningful steps to reduce costs, drive efficiencies, and accelerate its path to sustainable, long-term profitability:

•	Annual Expense Savings: The Company has implemented operations optimization initiatives it expects will realize approximately $13.6 million in annual expense savings

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Profitability Improvements: The Company has transitioned its business to focus on its higher-margin omni-channel retail revenue (which includes retail, pick-up, and delivery and the sale of branded wholesale products), which in the third quarter of 2022, generated a gross margin of 34%. In tandem with this initiative, the Company is increasing the proportion of Company-owned brands at its owned stores, with an average of 32% of first-party products available for sale in Q3 2022, compared to an average of 29% in Q2 2022, and 26% in Q1 2022. It is anticipated that this will further improve profitability, as in-house branded products generate higher gross margins than third-party product offerings. In addition, subsequent to the quarter end, the Company announced the divestment of its wholesale extraction division, SISU Extraction, LLC (“SISU”). The divestment will allow the Company to focus on its higher margin revenue offerings while ensuring long-term access to SISU’s oil and flower brokerage services through a 24-month strategic supply agreement, should California wholesale pricing improve.

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Workforce Optimization: Throughout 2022 in conjunction with the optimization of operations, the Company has undertaken a reduction in its workforce, which has resulted in annualized payroll savings of approximately $10 million, from the reduction of approximately 33% of its workforce as of October 27, 2022.

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Outsourcing of non-strategic operations: In addition to the outsourcing of wholesale distribution activities to Nabis, the Company has also entered into an agreement to outsource certain aspects of its cultivation and manufacturing activities to select third-party operators. This further outsourcing will allow the Company to realize benefits related to the current California cannabis market conditions, while further reducing costs of production, as well as cost savings related to workforce reductions. Additionally, it provides the opportunity to expand the breadth and depth of the Company's product assortment more efficiently to better serve evolving consumer needs.

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Delivery depot optimization: To realize the benefits of the recent changes to California’s cannabis delivery regulations, which increased the allowed delivery "case pack value" limit to $10,000 from the previous $5,000, all of which would be permissible to be product not part of a previously made order, the Company has acted to optimize its delivery footprint. This regulatory improvement is expected to increase the geographic area that can be covered by a vehicle and allow for a much greater breadth of product to be carried. In connection with this expected change, the Company has disposed of certain redundant delivery locations, which are expected to be more efficiently managed by other facilities once the proposed legislation is approved. These dispositions resulted in approximately $500,000 in gross sale proceeds and additional annual cost savings of $1.8 million.

•	Cash Generation: The Company has generated to date, approximately $8.0 million in cash through the sale-leaseback of property and the settlement of outstanding litigation.

Despite the Company’s success in meeting its expense targets as set at the beginning of the year, challenging market conditions have impacted management’s ability to efficiently dispose of certain non-strategic assets and, for those assets which did sell, the proceeds received were less than originally anticipated. In addition, inflation and consumer softness has negatively impacted the Company’s ability to generate cash from operations. As a result, the Company may slightly deviate from its objective of maintaining a minimum of $100 million cash balance at December 31, 2022, after considering cash expended on opportunistic partnership or acquisition transactions. Nonetheless, during 2022 the Company made significant progress in reducing its structural overhead costs, optimizing its delivery depot network and exiting non-core business lines. These initiatives are anticipated to simplify the Company’s supply chain, increase gross margins and, most importantly, allow the Company to invest in the development of its brands and deliver higher-quality products to consumers. The Company anticipates that the financial impact of the strategic decisions made throughout 2022 will be realized within the first half of 2023. The Company is in a much stronger position going into 2023, where management anticipates strategic opportunities will be available given the Company’s improved business structure and the relative strength of its balance sheet.

Non-Cash Impairment

In accordance with Accounting Standard Codification (ASC) Topic 350, the Company is required to assess its goodwill and other indefinite-lived intangible assets for impairment annually or in between tests if events or changes in circumstances indicate the carrying value of its assets may not be recovered. Further, under ASC 360, the Company is required to assess definite lived-intangible assets and long-lived assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.

Impairment charges totaled $127,815,307 and $130,244,837 in the three and nine months ended September 30, 2022.  As part of the annual impairment assessment, the Company’s future forecasts considered changes in cash flow estimates due to lower cannabis industry growth rate assumptions and cost pressures due to higher U.S. inflation.  While the Company remains optimistic that cannabis legalization will occur, our expected future cash flows reflect the current tax and regulatory environment. The issues faced by the Company are not unique to our operations as the entire California cannabis market has been impacted.  The Company continues to focus on activities to create long-term shareholder value and restructure its business to reduce its operating costs.

The impairment charge is an adjustment that does not affect the Company’s cash position or cash flow from operating activities. There is no guarantee as to whether further impairment charges will or will not occur in the future. Please review the Company’s disclosure under the heading "Risk Factors" included in Part I, Item 1A of the Company’s 2021 Form 10-K and Part II, Item 1A of the Company’s Form 10-Q for the quarterly period ended September 30, 2022, both available on the SEC's website at www.sec.gov and on SEDAR at www.sedar.com.

Acquisition of Coastal

The Company today announced that it has completed its acquisition of 100% of the equity of Coastal Holding Company, LLC ("Coastal"). Coastal is a retail dispensary license holder and operator founded in Santa Barbara in 2018. Coastal operates six dispensaries located in Santa Barbara, Pasadena, West Los Angeles, Stockton, Concord, and Vallejo with two additional delivery depots. Financial details related to the acquisition Coastal are described in detail below.

“We’re focused on delivering consumer-first retail experiences and unbeatable product quality,” said Troy Datcher, Chief Executive Officer, and Chairman of The Parent Company.  “With its strategically positioned locations in high-traffic, densely populated regions, this acquisition enabled us to significantly increase our in-person retail and delivery reach. Coastal has been a strong addition to our portfolio, and we are thrilled to complete this acquisition and officially welcome them and their customers to The Parent Company.”

The Coastal acquisition was completed for adjusted consideration of approximately $36.6 million (the “Transaction”), based on the current market price of the Company’s common stock. The total consideration was comprised of $28.3 million in cash (of which approximately $16.2 million was used to repay Coastal indebtedness and $9 million was used to exercise Coastal’s option to acquire the remaining equity of a dispensary located in Pasadena, California) and 25 million shares of a wholly-owned Company subsidiary exchangeable into common shares of The Parent Company.  Transfer of Coastal’s Concord location will occur (with no additional payment by the Company) upon completion of regulatory approvals. Certain post-closing conditions remain, including municipal and state regulatory approvals required to formally transfer Coastal licenses to the Company. Additional details associated with the Transaction will be filed with the Securities and Exchange Commission by way of a Current Report on Form 8-K in due course.

Q3 2022 Financial Results

	Three Months Ended September 30,
(In thousands)	2022	2021	YoY% Change
Net Sales(1)	$19,560	$18,894	3.5%
Gross Profit	$6,618	$5,001	32%
Gross Margin	34%	26%	*

Total operating expenses	$36,838	$30,937	19%
Net loss and comprehensive loss	$(134,620)	$(477,772)	*
Adjusted EBITDA	$(15,936)	$(14,662)	*

(1) All amounts above from continuing operations

*  Information is not meaningful.

The Company’s consolidated financial statements, as well as its accompanying management discussion and analysis of financial condition and results of operations (“MD&A”) have been included in its Quarterly Report on Form 10-Q filed on EDGAR (www.sec.gov) as well as SEDAR (www.sedar.com). Please refer to The Parent Company’s MD&A for additional detail and discussion on the Company’s results from operations.

Conference Call

The Parent Company will host a conference call today, November 14, 2022, to discuss these results. Troy Datcher, Chief Executive Officer, and Mike Batesole, Chief Financial Officer will host the call starting at 6:00 p.m. Eastern time. A question-and-answer session will follow management’s prepared remarks.

DATE:	Monday, November 14th, 2022
TIME:	6:00 p.m. Eastern Time
WEBCAST:	Click Here
DIAL-IN NUMBER:	1 (647) 794-4605 or 1 (888) 394-8218
CONFERENCE ID:	7357671
REPLAY:	1 (416) 764- 8677 or 1 (888) 390-0541 Available until 12:00 midnight Eastern Time Monday, November 21, 2022 Replay Code: 020763#

Financial results and analyses are also available on the Company’s website (ir.theparent.co).

About The Parent Company

The Parent Company is a leading consumer-focused, vertically integrated cannabis company with twelve retail locations, three delivery hubs and a curated product portfolio including Monogram by Shawn "JAY-Z" Carter, Caliva, Mirayo by Santana, Fun Uncle and Deli.

The Parent Company is committed to leveraging its status to help build a more equitable cannabis industry.  Its social equity venture fund aims to eliminate systematic barriers to entry and provide minority entrepreneurs with meaningful participation, growth, and leadership opportunities in the multibillion-dollar legal cannabis industry.

Shares of The Parent Company common stock are traded on NEO Exchange under the ticker symbol "GRAM" and on the OTCQX under the ticker symbol "GRAMF."

For the latest news, activities, and media coverage, please visit www.theparent.co or connect with us on Instagram, LinkedIn, and Twitter.

References to information included on, or accessible through, websites and social media platforms do not constitute incorporation by reference of the information contained at or available through such websites or social media platforms, and you should not consider such information to be part of this press release.

Forward Looking Statements

This press release contains forward-looking information within the meaning of applicable securities legislation which reflects The Parent Company's current expectations regarding future events. The words "will", "expects", "intends", "believes" and similar expressions are often intended to identify forward looking information, although not all forward-looking information contains these identifying words.

Specific forward-looking information contained in this press release includes, but is not limited to the Company’s (i) future financial performance, including, without limitation, statements regarding the Company’s expected reduction in costs and cash preservation objectives and its ability to generate positive cash flow and achieve profitability; (ii) ability of The Parent Company to execute on its growth strategy; (iii) timeline associated with the Company’s product launch in Maryland, (iv) expectations regarding future corporate development activities; (v) the expectation that proposed legislation will become law. Forward-looking information is based on a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond The Parent Company's control, which could cause actual results and events to differ materially from those that are disclosed in or implied by such forward looking information. Such risks and uncertainties include, but are not limited to: changes in general economic conditions including the impact of increasing inflation, the continued significant price compression in flower and distillate oil in the California market, competition in both our wholesale and omni-channel retail channels, business and political conditions, changes in applicable laws, the U.S. and Canadian regulatory landscapes and enforcement related to cannabis, changes in public opinion and perception of the cannabis industry, reliance on the expertise and judgment of senior management, as well as the factors discussed under the heading "Risk Factors" in The Parent Company's Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 31, 2022 and in the Company's periodic reports subsequently filed with the SEC and in the Company's filings on SEDAR at www.sedar.com. The Parent Company undertakes no obligation to update such forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

Non-GAAP Financial Measures

This news release contains the non-GAAP financial measure “Adjusted EBITDA,” which is not recognized under GAAP and does not have a standardized meaning prescribed by GAAP. As a result, this measure may not be comparable to similar measures presented by other companies. For a reconciliation of “Adjusted EBITDA” to the most directly comparable financial information presented in the Financial Statements in accordance with GAAP, see the section entitled “Reconciliation of Non-GAAP Measures” below.

Adjusted EBITDA

We believe Adjusted EBITDA is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of expenses that are not reflective of our underlying business performance and other one-time or non-recurring expenses. We define Adjusted EBITDA as net income (loss) before (i) depreciation and amortization; (ii) income taxes; and (iii) interest expense and debt amortization, adjusted to exclude extraordinary items, non-recurring items and, other non-cash items, including, but not limited to (i) stock-based compensation expense, (ii) fair value change in contingent consideration and investments measured at Fair Value Through Profit and Loss (“ FVTPL”), (iii) non-recurring legal and professional fees, human-resources, inventory and collections-related expenses,  (iv) intangible and goodwill impairments and loss on disposal of assets and (v) transaction costs related to merger and acquisition activities.

Reconciliation of Non-GAAP Measures

TPCO Holding Corp.
Interim condensed consolidated statements of income and comprehensive income
(Unaudited, in United States dollars)
	Three-months ended		Nine-months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net loss and comprehensive loss from continuing	$(134,619,929)	$(477,771,926)	$(196,663,830)	$(450,389,837)
Income taxes from continuing operations	(24,460,758)	3,935,160	(24,418,531)	(6,541,380)
Depreciation and amortization from continuing operations	11,559,889	4,180,320	23,755,099	14,174,789
Interest expense from continuing operations	1,183,968	1,093,562	3,694,798	3,757,176
EBITDA	(146,336,830)	(468,562,884)	(193,632,464)	(438,999,252)
Adjustments:
Share based compensation expense	1,061,119	3,612,656	4,764,289	17,450,820
Other non-recurring items:
Fair value change of contingent consideration	(3,558)	(38,178,321)	(642,153)	(220,997,087)
Change in fair value of investments at fair value through profit or loss	388,878	768,030	421,974	418,818
Loss on disposal of assets	-	137,042	317,787	3,656,707
Impairment loss	127,815,307	485,601,121	130,244,837	560,500,228
Other taxes	-	-	-	2,243,441
De-SPAC costs	-	500,000	-	4,121,807
Restructuring costs	1,139,128	1,500,000	1,139,128	3,878,782
Sales and marketing expense	-	-	-	30,151,147
Adjusted EBITDA	$(15,935,956)	$(14,622,356)	$(57,386,602)	$(37,574,589)

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute, or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve The Parent Company of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against the Company. The enforcement of federal laws in the United States is a significant risk to the business of The Parent Company and any proceedings brought against the Company thereunder may adversely affect the Company’s operations and financial performance.

Investor Contact:

Rob Kelly

MATTIO Communications

tpco@mattio.com